Exhibit 99.1

P R E S S R E L E A S E
Contact: Investor Relations 804.289.9709	BRINK’S CORPORATE The Brink’s Company 1801 Bayberry Court Richmond, VA 23226-8100 USA
BRINK'S RECEIVES CMA ACCEPTANCE IN PRINCIPLE OF PROPOSED REMEDY RELATING TO
PENDING ACQUISITION OF NCR ATLEOS
Divestiture of NoteMachine/TestLink UK to avoid a CMA Phase 2 referral

Acquisition of NCR Atleos remains on track to close early in the first quarter of 2027

Richmond, Va., October 8, 2026 – The Brink's Company (NYSE: BCO) (“Brink’s” or “the Company”) announced today that the United Kingdom's Competition and Markets Authority ("CMA") has accepted in principle Brink’s proposed remedy for its planned acquisition of NCR Atleos Corporation (NYSE: NATL) (“NCR Atleos”).

Brink's has been working constructively with the CMA to establish that the divestiture of NoteMachine/TestLink UK is an acceptable remedy (or "undertaking in lieu" of a referral for a Phase 2 investigation) to address the UK-specific concerns that the CMA shared with Brink’s early in the review process. Brink’s is committed to selecting a suitable buyer and concluding the divestiture process in a timely manner in order to avoid the CMA referring the acquisition to a Phase 2 investigation. As previously announced on September 30, 2026, the sale process is progressing, and Brink’s remains engaged with a number of prospective buyers.

"We are pleased with the CMA’s acceptance in principle of the proposed remedy, as this represents a significant step forward, and we appreciate the CMA's constructive and timely engagement throughout the process," said Mark Eubanks, President and Chief Executive Officer of Brink's. "The potential sale of NoteMachine/TestLink UK was a remedy that was contemplated in the financial metrics that Brink’s has previously disclosed and does not impact the $200 million in annual run-rate cost synergies that we continue to expect to achieve within three years of closing the transaction. We continue to make progress towards the successful completion of our pending acquisition of NCR Atleos and look forward to positioning the combined business to deliver enhanced customer solutions and accelerate our value creation strategy."

Brink's acquisition of NCR Atleos remains on track to close early in the first quarter of 2027.

About The Brink’s Company
The Brink’s Company (NYSE: BCO) is a leading global provider of cash and valuables management, digital retail solutions, and ATM managed services. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our network of operations in 51 countries serves customers in more than 100 countries. For more information, please visit our website at www.brinks.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “assume,” “can,” “could,” “estimate,” “expect,” “target,” “possible,” “project,” “predict,” “intend,” “plan,” “believe,” “potential,” “may,” “should”, “will” and similar expressions are based on current expectations and assumptions and are subject to risks, uncertainties and contingencies, many of which are beyond our control and difficult to predict or quantify, and which could cause actual results to differ materially from those that are anticipated.

Factors that could cause actual results to differ include, but are not limited to: Brink’s ability to consummate the acquisition of NCR Atleos (the “Transaction”); the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement with respect to the Transaction; Brink’s ability to finance the Transaction; Brink’s indebtedness, including the substantial indebtedness Brink’s will incur in connection with the Transaction and the need to generate sufficient cash flows to service and repay such indebtedness; failure to consummate any anticipated repayment of the combined company’s indebtedness or make any returns to shareholders in the expected timeframe or at all; failure to obtain applicable regulatory approvals in a timely manner or otherwise; failure to satisfy any other conditions to closing of the Transaction; failure to realize the anticipated benefits and synergies of the Transaction in the expected timeframe or at all, including as a result of a delay in consummating the Transaction; the success of integration plans and the time required to successfully integrate NCR Atleos’ operations with those of Brink’s; the focus of management’s time and attention on the Transaction and other potential disruptions arising from the Transaction; the effects of the announcement of the Transaction on Brink’s or NCR Atleos’ businesses; that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with banks, employees, customers or suppliers) may be greater than expected following the public announcement of the Transaction; Brink’s or NCR Atleos’ ability to retain certain key employees following the public announcement of the Transaction; litigation related to the Transaction; Brink’s or NCR Atleos’ ability to obtain certain third party or governmental regulatory consents, approvals or clearances; potential undisclosed liabilities of NCR Atleos not identified during the due diligence process; the impact of the Transaction on the market price of Brink’s or NCR Atleos’ common stock and/or operating results; and general economic conditions that are less favorable than expected.

Additional information concerning other risk factors is also contained in Part I, Item 1A “Risk Factors” of (i) Brink’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026, and (ii) NCR Atleos’ Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 27, 2026 and, in each case, in subsequent filings with the SEC.

The forward-looking information included in this press release is representative only as of the date of the communications included in this press release and Brink’s and NCR Atleos undertake no obligation to update, revise or clarify any information contained in this press release or forward-looking statements that may be made from time to time on either of their behalf, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Inquiries
Jesse Jenkins
jesse.jenkins@brinksinc.com

Media Inquiries
Kelly McNeff
(469) 549-6555
brinksmedia@brinks.com

OR

FGS Global
brinks@fgsglobal.com